Exhibit 10.2

E-CENTIVESTM [LOGO]

[*]

September 24, 2002

Dear [*]:

The purpose of this letter is to confirm the renewal effective September 24, 2002 of the Master Services Agreement between E-centives, Inc. (“E-centives”) and [*] (the “Agreement”) in conformance with Section 9.1 of the Agreement on the same terms and conditions, provided that the new or modified terms as previously provided by E-centives to [*] and incorporated into the following documents shall be deemed incorporated into the Agreement:

(1)           Overall Pricing Proposal;

(2)           Revised Statement of Work ; and

(3)           Detailed Pricing Worksheet

(collectively, the “Amendment Documents”).  Copies of the Amendment Documents have been previously sent under separate cover and are included with the letter for your convenience.  Specifically, in accordance with Section 1.3 of the Agreement, the parties confirm that the proposed changes in services and pricing to be provided under the Agreement as incorporated in the Amendment Documents have been reviewed and agreed upon in all material respects by the parties.  As such, the Agreement shall be deemed modified so as to incorporate the new Amendment Documents, which shall be incorporated into and become part of Schedules A and B to the Agreement as follows:

(1)           Revised Statement of Work is incorporated into Schedule A;

(2)           Overall Pricing Proposal and Detailed Pricing Worksheet are incorporated into Schedule B.

In the case of any conflict in terms between the original Schedules A and B and newly revised Schedules A and B, incorporating the Amendment Documents, the new schedules shall govern.

E-centives, Inc.	Headquarters	Regional Offices
www.e-centives.com	6901 Rockledge Drive	San Francisco
	7th Floor	New York
	Bethesda, MD 20817	London
tel. 240.333.6100
fax. 240.333.6250

[*] page 1

/s/ Kamran Amjadi

[*] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Finally, all references to “e-centives” in the Agreement shall be replaced with references to “E-centives” to reflect the change in E-centives corporate name.  Other than the modification expressly set forth in this letter agreement, all terms and conditions of the Agreement shall remain unchanged.  It is agreed that the term of this renewal begins on November 1st 2002 and ends on October 31st, 2003.  The contract will automatically renew for another year unless notice is given 30 days prior to the end of the new term, which is on or before October 1, 2003.

This letter also confirms our mutual understanding that 10% of the costs quoted in Overall Pricing Proposal will be allocated to a pay for performance (“PFP”) program.  The criteria for earning PFP will be mutually agreed upon and documented as soon as possible.  The establishment of the criteria for the PFP portion of the price shall be in the sole but reasonable discretion of [*].  It is agreed that the a reasonable PFP will be in the same spirit as the year 1 PFP with the application of the additional knowledge of what is possible and reasonable given the results of the year 1 program.

Please acknowledge receipt of the Amendment Documents and your assent to the agreement herein by executing in the designated area below.  If you have any questions or concerns, please do not hesitate to contact me.  We look forward to continuing our successful relationship with [*].

Warmest regards,

/s/ Kamran Amjadi
Kamran Amjadi
Chairman and CEO

ACKNOWLEDGED AND AGREED:

By:	[*]

Print:	[*]

Title:	[*]

Date:	26 Sept. 2002

Enclosures

E-centives, Inc.	Headquarters	Regional Offices
www.e-centives.com	6901 Rockledge Drive	San Francisco
	7th Floor	New York
	Bethesda, MD 20817	London
tel. 240.333.6100
fax. 240.333.6250

[*] page 2

/s/ Kamran Amjadi

MASTER SERVICES AGREEMENT

This Master Services Agreement (including any attached exhibits, schedules and other attachments, the “Agreement”) is entered into as of November 1, 2001 (the “Effective Date”), by and between e-centives, Inc., a Delaware corporation (“e-centives”), with principal offices at 6901 Rockledge Drive, 7th Floor, Bethesda, MD 20817, and [*] corporation (“Client”), with principal offices located at [*].

BACKGROUND

WHEREAS, e-centives utilizes and has the technology and expertise to provide interactive marketing Services; and

WHEREAS, Client desires to retain e-centives to provide such services in accordance with the terms and conditions of this Agreement and to provide online to individual consumers (“User” or “Users”) the means to obtain promotions, coupons, newsletters e-mail, and the other Services described in this Agreement;

NOW THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, e-centives and Client agree as follows:

AGREEMENT

1.             Services

1.1                               e-centives shall perform for Client the email marketing, agency, promotional offer production and other services described on the Statement of Work (the “SOW”), attached hereto as Schedule A (the “Services”).

1.2                               As part of the Services to be provided under this Agreement, e-centives shall adhere to the Service Level Agreement (the “SLA”) attached hereto as Schedule C.

1.3                               The scope of Services, and associated fees and rates set forth in this Agreement shall not be modified unless in accordance with this Section 1.3.  If changes to the scope of Services, the schedule for Deliverables, price, other modifications, and/or new Statements of Work (hereinafter collectively “Changes”) may be necessary or desirable from time to time, the parties agree to follow the procedures of this Section 1.3.  Either party may initiate a request for a Change.  Change Requests shall be submitted to the other party in writing.  Before work begins on any Change, the parties will jointly review the impact such changes may cause on the schedule, price, or Services, and no Change will be made without mutual written agreement to the Change, as reflected in a copy of the

[*] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Change Request signed by both parties.  For each proposed Change, e-centives agrees to provide to Client at no additional charge, an analysis of such Change, which shall include the following:  (a) an estimate of the fees and costs for each such Change, and (b) an estimate of the effect such Change would have on the Services, including the impact on outstanding and future deliverables and the delivery dates for such deliverables.  In addition, e-centives shall include in its analysis an explanation of any time constraints that may apply with respect to the approval and implementation of the proposed Change.  Changes authorized in writing and signed by both parties shall amend this Agreement.

1.4.                            The Services involve hosting Internet sites on the World Wide Web accessible by Users of Client, as more fully described in the SOW.  Client shall provide a User agreement and privacy statement for use on the Client Sites, to be available to each User upon access to the applicable sections of the Client Sites.  e-centives and Client shall coordinate the registration process by which Users use the Client services to be provided in connection with this Agreement, as set forth in the SOW.  The collection and treatment of the User Data, as defined herein, shall be as set forth in this Agreement and the SLA.  For those Users who wish to subscribe to the coupon, promotions, or e-mail services, the Parties shall ensure that as part of the subscription process, each User shall be provided notice of the applicability of the User agreement to their subscription for the services; and shall include a means to obtain from each User his or her affirmative assent to the subscription agreement, verifiable, recorded, and stored by e-centives for later use in the event a dispute arises in connection with the consumer’s use of the website or the Services provided through e-centives under this Agreement.

1.5                               Media Planning and Buying Services.  e-centives shall provide the media planning and buying services as set forth on Schedule E hereto.

2.             License

2.1                               As part of the Services, e-centives will provide certain coupon-related functionality and host product, coupon, and subscription management microsites and associated web pages (collectively, the “Client Sites”) and emails for Client, as further described on Schedule A, which Services incorporate a software application for creating, targeting, publishing, managing, tracking, analyzing and reporting on promotional offers and consumer usage, and which software application contains the current version of the e-centives Maestro™ Software in machine executable object code format (collectively, “e-centives Promotions Product”).  Subject to the terms and conditions of this Agreement, e-centives grants Client a worldwide, royalty-free, except for the fees paid hereunder, non-exclusive, non-transferable, non-sublicensable, license during the term of the Agreement to access and use the e-centives Promotions Product to develop, test, display, and transmit coupons in email and on the Client Sites, to support Users accessing and using such email or the Client Sites (“User(s)”), or the promotion of Client’s products and services.  Access shall be made available with a confidential extranet Username and password given to Client by e-centives.  Client agrees to limit access to the e-centives Promotions Product to authorized personnel, as identified on Schedule D hereto, and not to allow any unauthorized person access to it, either before or after expiration or termination of this Agreement.  The persons identified on Schedule D shall be modified from time-to-time upon Client’s request in the case of replacements, and with e-centives’ approval (not to be withheld unreasonably) in the case of additional names.

2.2                               All rights and licenses granted to Client hereunder are, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of intellectual property within the scope of Section 101 of the Bankruptcy Code.

3.             Charges and Payments

3.1                               Rates and Expenses

Client shall pay e-centives for Services in accordance with the rates set forth in Schedule B.  e-centives reserves the right to charge additional fees for any services provided that are not included on Schedule A, provided that such fees are approved by Client in writing under Section 1.3 of this Agreement prior to performance of the additional services.  Upon the start of any renewal term of this Agreement, and assuming no material  change in the overall project scope or Deliverables as set forth on Schedule A, the charges for the Services for the first and second renewal terms will be as set forth on Attachment 6 to Schedule B, and changes to the pricing based on changes to the Services shall be addressed under Section 1.3 of this Agreement.  The rates, fees or other monetary obligation of Client quoted on Schedule B for the Services as specifically described on Schedule A hereto shall not be increased more than once in any twelve month period, and any one increase shall not exceed three percent (3%) of a period’s charges as quoted in Schedule B.  This limitation shall not apply to any Changes in accordance with Section 1.3.

3.2                               Invoice and Payment

Payment for all undisputed charges shall be made in accordance with the schedule set forth on Attachment 5 to Schedule B.  Except as otherwise provided herein, all undisputed fees, including any applicable sales taxes, other taxes, or pass-through charges due hereunder are payable within sixty (60) days of the applicable invoice date.  In the event that undisputed payments have not been made within such sixty (60) day period, e-centives may send notice of a delinquency to Client. Thirty (30) days following the date of such delinquency notice, if such delinquency is not cured, e-centives may suspend provision of all Services hereunder without liability.  In any collection efforts for undisputed fees, Client shall be responsible for paying all costs, including reasonable attorneys’ fees.

Client agrees to review e-centives invoices and to notify in writing e-centives within thirty (30) days of the invoice date if any charges are disputed.  Such notice must state the reasons for or the questions about each disputed item.  Any charges not disputed within such thirty (30) day period are deemed undisputed.

The parties agree to meet promptly (in no event to exceed fifteen (15) days) after Client’s notice in order to resolve the disputed charges.  In the event that the parties are unable to resolve the disputed items within fifteen (15) days of such meeting, the parties agree that the dispute shall be escalated to a senior officer of each company for resolution within an additional fifteen (15) day period, and if not so settled the dispute will be settled by binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules (to be submitted by the Parties within thirty (30) days after the meeting of senior executives or the expiration of fifteen days, whichever occurs first).  The arbitration shall be heard and determined by one arbitrator selected by the AAA, and such arbitrator shall be an attorney having experience and familiarity with eCommerce or direct marketing disputes, unless the participation of such an attorney is not reasonably practicable.

3.3                               Reimbursement of Expenses

Subject to e-centives’ compliance with Client’s expense reimbursement policies and procedures as they exist on the date of this Agreement, a copy of which has been provided to e-centives, or may be changed from time to time with sixty (60) days prior written notice to e-centives, Client will reimburse e-centives for all reasonable out-of-pocket expenses incurred in connection with the provision of the Services and Deliverables under this Agreement.  All expenses over $1,000 shall be pre-approved by Client, and expense reimbursement invoices or requests shall be submitted on forms required by Client, copies of which have been provided to e-centives, and shall be supported by original receipts or a reasonable substitute therefor.

3.4                               [*]

3.5                               Pay for Performance (“PFP”)

3.5.1                     Service Level Agreement Calculation

All measurements of Service uptime in connection with any PFP calculation (as set forth in Schedule B hereto) shall be governed by the SLA.

3.5.2                     [*]

4.             Proprietary Rights

4.1          Intellectual Property Rights

For purposes of this Agreement, the term Intellectual Property Rights means any and all (by whatever name or term known or designated) tangible and intangible and now known or hereafter existing (a) rights associated with works of authorship throughout the world, including but not limited to copyrights (including without limitation the sole and exclusive right to prepare derivative works of the copyrighted work), moral rights, and mask-works, (b) trademarks, service marks, trade names, goodwill, trade dress, rights in packaging, merchandising rights, advertising rights and other commercial rights, and all rights associated therewith, (c) trade secret rights, (d) patent rights, (e) rights of privacy and rights of publicity, (f) all other intellectual and industrial property and proprietary rights (of every kind and nature throughout the world and however designated) whether or not analogous to any of the foregoing rights (including without limitation logos, character rights, “rental” rights and rights to remuneration), whether arising by operation of law, contract, license or otherwise, and (g) all registrations, applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force throughout the universe (including without limitation rights in any of the foregoing), whether now known or which subsequently come into existence.

4.2                               e-centives Property

e-centives has created, acquired or otherwise has rights in, and may, in connection with the performance of Services hereunder, employ, provide, modify, create, acquire or otherwise obtain rights in, various concepts, ideas, methods, methodologies, procedures, processes, know-how, and techniques; models (including, without limitation, function, process, system and data models); templates, the generalized features of the structure, sequence and organization of software, user interfaces and screen designs; general purpose consulting and software tools, utilities and routines; and logic, coherence and methods of operation of systems, and all associated Intellectual Property Rights (collectively, the “e-centives Property”).

To the extent that e-centives utilizes any e-centives Property in connection with the performance of Services and grant of license hereunder, such property shall remain the property of e-centives and, except for the limited license expressly granted herein, Client shall acquire no right or interest in such property.  Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that e-centives will own all right, title, and interest, including, without limitation, all Intellectual Property Rights, in and to the e-centives Property.   All rights not expressly granted are reserved to e-centives.

4.3                               Client Property

“Client Property” shall mean (a) various concepts, ideas, methods, methodologies, procedures, processes, know-how, and techniques; models (including, without limitation, function, process, system and data models); templates; User interfaces and screen designs, and all associated Intellectual Property Rights and Confidential Information therein, which Client has created, acquired or otherwise has rights in, and may, in connection with e-centives’ performance of Services hereunder, employ, provide, modify, create, acquire or otherwise obtain rights in; (b) all Deliverables (as further defined and described in Section 4.4); c) all User Data (as further defined in Section 4.5) supplied, generated, collected and/or stored in connection with the Services under this Agreement; (d) all Client Content (as defined and described in Section 7.1 of this Agreement); (e) all URLs and domain names used solely for the benefit of Client in connection with the Services or the Deliverables; and (f) all Intellectual Property Rights and Confidential Information in all of the foregoing, which are defined collectively, as “Client Property”.  Client is the sole and exclusive owner of all Client Property.  Notwithstanding the foregoing, Client Property shall not be deemed to include, and Client shall not obtain any ownership rights in, any of the e-centives Property, even if such e-centives Property is used in connection with or for the creation of the Deliverables.

Subject to licenses granted in connection with User Data in section 4.5 herein, Client hereby grants to e-centives a worldwide, non-exclusive, royalty-free, non-transferable, non-sublicensable, license to use Client Property or other materials that are reasonably needed by e-centives solely in order to perform the Services for Client, and for no other purposes whatsoever.  To the extent that e-centives utilizes any Client Property or other materials (including, without limitation, any hardware or software of Client) in connection with the performance of the Services hereunder, such Client Property and/or materials shall remain the sole and exclusive property of Client and, except for the license expressly granted herein, e-centives shall acquire no right or interest in such property.  All rights not expressly granted are reserved to Client.

4.4                               Ownership of Deliverables

The tangible and intangible items developed, performed, created, or otherwise specified as Client deliverables in connection with the provision of Services under this Agreement, as specifically identified in Schedule A as a Client “deliverable” (the “Deliverables”) will become the property of Client. To the extent that any e-centives Property is contained in any of the Deliverables, Client shall not obtain any ownership rights or interest in such e-centives Property provided. e-centives hereby grants Client, a royalty-free, worldwide, fully paid-up, non-exclusive license to use such e-centives Property in connection with the Deliverables.

Client shall own the exclusive rights, title and interest in and to all Intellectual Property Rights in all Deliverables.  Therefore, all Deliverables shall become and remain Client’s exclusive property and, unless otherwise specifically agreed in writing by the parties, shall be considered specially ordered for Client as “works made for hire” by an independent contractor under the United States Copyright Laws (17 U.S.C. Section 101, and any amendments thereto.)  If for any reason the Deliverables are held not to be “work made for hire,” e-centives hereby assigns all its right, title and interest in the Deliverables to Client.  Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as  “moral rights” (“Moral Rights”).  To the extent such Moral Rights cannot be assigned under applicable law and to the extent allowed by law, e-centives hereby waives such Moral Rights in favor of Client and consents to any action of Client that would violate such Moral Rights in the absence of such consent.  As to all Intellectual Property rights that are not rights of copyright, e-centives hereby irrevocably assigns all of its right, title and interest in and to all Deliverables and all other Intellectual Property rights therein to Client.  Without limiting the generality of the foregoing, Client’s rights in the Deliverables shall include, but shall not be limited to: the unrestricted and exclusive right to reproduce, use, display or perform the Deliverables throughout the world without name credit, for advertising, trade, or any other lawful purpose, in and through all media now known or later created or invented; the exclusive right throughout the world to protect the Deliverables by copyright(s), patent(s) or trademark(s) in Client’s name and for the benefit of Client and its affiliates, including the right to secure extensions and renewals of such copyright(s), patent(s) or trademark(s) in Client’s name and for Client’s benefit; the right to create derivative works from and to alter, retouch or crop the Deliverables in any way; and the right to license, distribute, assign or transfer any right, title, interest or intellectual property in the Deliverables or otherwise dispose of the Deliverables or any portion thereof for any purpose and in any manner.

Solely for the purpose of securing payment for Deliverables, Client hereby grants to e-centives an unconditional first lien and security interest in and to all Deliverables as defined above. Client agrees that none of the foregoing shall be subjected to a superior lien or interest, shall not be subordinated to any other lien or interest.  Client agrees that e-centives may file UCC-1 or similar documents to perfect its security interest, and further agrees to execute all documents necessary to assist e-centives in the perfection of its first priority security interest and to execute all document reasonable necessary for these purposes.  e-centives agrees to release the aforesaid security interest in and to all Deliverables for which Client has paid in full, and further agrees to execute all documents necessary to assist Client in the clearing the security interest and to execute all document reasonable necessary for these purposes.

4.5                               User Data

“User Data” means User’s name and email address provided by Client to e-centives or otherwise collected by e-centives on behalf of Client in connection with the provision of the Services hereunder, in the Statement of Work attached as

Schedule A, or in future statements of work; all clickstream data, coupon redemption data and information, survey results, and any other data or information created or collected with respect to Users and their use of the Services in connection with the Parties’ performance under this Agreement.  Notwithstanding anything to the contrary herein, all User Data shall be the sole and exclusive property of Client. Client grants to e-centives a non-transferable (except to a successor of all or substantially all of the assets or shares of e-centives entitled to vote for the election of directors who agrees to be bound by this Agreement) worldwide, perpetual and royalty-free license to use and to disclose  Aggregated User Data, defined as that derivative of the universe or of collected User Data that allows e-centives to provide statistics about the use of its services and that does not identify Client or any individual User or any personally identifiable information as the source of such data or part of such data.  Client also grants to e-centives a limited license to use User Data internally solely in connection with its performance under this Agreement and for statistical or reporting purposes, and without disclosure of the disaggregated User Data. The parties acknowledge and agree that all User Data is the Confidential Information of Client, as further defined in Section 5 of this Agreement.

e-centives hereby grants to Client an unconditional first lien and security interest in and to all Client Property as defined in Section 4.3.  e-centives agrees that none of the foregoing shall be subjected to a superior lien or interest, shall not be subordinated to any other lien or interest, and that as of the date of execution of this Agreement no competing or superior lien or interest exists.  e-centives agrees that Client may file UCC-1 or similar documents to perfect its security interest, and further agrees to execute all documents necessary to assist Client in the perfection of its first priority security interest and to execute all document reasonably necessary for these purposes.

4.6                               Proprietary Notices

The parties will reach mutual agreement on the placement and appearance of proprietary notices indicating that the Client Sites are “powered by” e-centives,  and other appropriate proprietary notices.

5.             Confidentiality

5.1                               Obligation

With respect to the Confidential Information (as defined below) disclosed by a party (the “Disclosing Party”) to the receiving party (the “Receiving Party”), the Receiving Party agrees that it shall:  (i) take reasonable steps to safeguard the Confidential Information from unauthorized access or use by others; (ii) not disclose the Confidential Information to any third party (including consultants and subcontractors) except on a need-to-know basis in connection with the transactions contemplated by this Agreement and then only if the third party is subject to a written confidentiality agreement; and (iii) not use the Confidential

Information for any purpose not related to this Agreement, or (iv) to the detriment of the Disclosing Party, including in the trading of such Disclosing Party’s securities.  Notwithstanding the above, the parties agree that whether or not Intellectual Property Rights of the parties is disclosed in confidence, the Intellectual Property Rights of the parties shall remain in effect in accordance with the laws applicable to the Intellectual Property Rights in question.  “Confidential Information” means all User Data, and all trade secret, confidential or proprietary knowledge, data and information, including information related to the business, customers and products of a Disclosing Party, specifications, know-how, drawings, sketches, models, samples, reports, plans, forecasts, current and historical data, computer programs, documentation, market research, market plans, business plans, Intellectual Property, and other technical, financial or business data in the possession of a Disclosing Party, which such Disclosing Party desires to protect against unrestricted disclosure or competitive use, and includes the terms of this Agreement.

5.2                               Exceptions

The obligations imposed hereunder shall not apply to specific information whether or not designated Confidential Information if:  (i) the information is part of the public domain, or becomes part of the public domain through no fault of the Receiving Party; (ii) the information is received from a third party without a restriction of confidentiality, without a breach of this Agreement, and without a breach of another agreement of confidentiality by the third party; (iii) the information is independently developed by the Receiving Party through individuals not exposed to the Confidential Information and without any reference to it, as evidenced by the Receiving Party’s written records; or (iv) the information is Aggregated User Data as defined in Section 4.5 of this Agreement.

Neither party shall disclose to the other party any Confidential Information obtained by such party from a third party on a confidential basis unless such party has obtained written permission from such third party to do so.  Evidence of such written permission shall be provided to the requesting party upon request.

6.             Limitation of Liability

NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NEITHER PARTY HERETO SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE).  E-CENTIVES’ AGGREGATE LIABILITY IN CONNECTION WITH THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE, WILL NOT EXCEED AN AMOUNT EQUAL TO ALL THE FEES, EXPENSES AND/OR OTHER CHARGES PAID TO E-CENTIVES BY CLIENT FROM THE INCEPTION OF THIS AGREEMENT.

7.             Representations and Warranties

7.1                               By Client

7.1.1                     Client Content

Client hereby represents and warrants that any content owned or licensed by Client from third parties, including, but not limited to, all text, pictures, audio, video, logos and copy contained therein, data, email addresses, and other information (“Content”) posted on any Client Site, or otherwise provided to e-centives by Client hereunder (including, without limitation any Client Property) or acquired or created by e-centives at Client’s request, including the transmission of such Content through email, for use under this Agreement will not: (i) infringe any third party’s valid Intellectual Property Rights; (ii) knowingly violate any law or regulation (including, without limitation, any law or regulation governing data collection, spam, maintenance or privacy); (iii) be defamatory; (iv) be obscene or contain pornographic material of any kind; (v) contain material that is grossly offensive to the online community, including blatant expressions of bigotry, prejudice, racism, hatred, or excessive profanity; display material that exploits children under eighteen (18) years of age; promote or provide instructional information about illegal activities, or promote physical harm or injury against any group or individual; (vi) intentionally contain any viruses, Trojan horses, worms, time bombs, cancelbots or other computer programming routines that are intended to damage, detrimentally interfere with, surreptitiously intercept or expropriate any system, data or personal information.

7.1.2                     Client further represents and warrants to e-centives as follows:

(a)                                  Client is free to enter into and to perform this Agreement, and that the performance of all the terms of this Agreement will not breach any confidential information agreement, non-competition agreement or other agreement with any third party; and

(b)                                 Client’s use of the Services, and provision to Users, shall be in compliance with all applicable laws, rules, and regulations.

7.1.3                     Authorization

Insofar as it is in Client’s control to do so, Client warrants that it has taken reasonable steps to obtain authorization from each individual to whom Client seeks to send email.  Client shall provide tangible proof of the steps Client has taken and any such authorization upon e-centives reasonable request.

7.1.4                     Restrictions on use of the Service

Except as otherwise expressly permitted in this Agreement, and except to the extent the following restrictions are prohibited by applicable law, Client will not: (i) disassemble, reverse engineer, de-compile, or otherwise attempt to derive source code from the e-centives Promotions Product software contained in the e-centives Property or otherwise used in the provision of the Services; (ii) modify, adapt, create derivative works based upon, or translate any such software or any part thereof; (iii) copy, install or use any such software on any of its computer systems, servers, or networks; (iv) transfer, lease, loan, resell for profit, distribute or otherwise grant any rights in such software or the e-centives Property in any form to any other party, including commercial time-sharing, rental, or service bureau use.

7.2                               By e-centives

7.2.1                     e-centives hereby represents and warrants that the e-centives Property it uses to provide the Services:  (i) will not infringe any third-party Intellectual Property Rights arising under the laws of the United States, the United Kingdom, Germany, , and any other country or territory where e-centives provides the Services or Deliverables to Client; (ii) will not violate any law or regulation (including, without limitation, any law or regulation governing data collection, maintenance or privacy); and (iii) will not intentionally contain any viruses, Trojan horses, worms, time bombs, cancelbots or other computer programming routines that are intended to damage, detrimentally interfere with, surreptitiously intercept or expropriate any system, data or personal information.

7.2.2                     e-centives further represents and warrants to Client as follows:

(a)                                  e-centives is free to enter into and to perform this Agreement, and that the performance of all the terms of this Agreement for Client will not breach any confidential information agreement, non-competition agreement or other agreement with any former or current consumer of e-centives’ services;

(b)                                 all Services and Deliverables furnished to Client shall be in compliance with all applicable laws, rules and regulations;

(c)                                  that the e-centives Promotions Product and other software will perform substantially in accordance with their written specifications and documentation;

(d)                                 that as of the date of the execution of this Agreement, to the extent the exclusivity provision of Section 11.2 applies, such provision would not cause e-centives to violate, currently or at any time in the future, any contract it currently has with a third party.

7.3                               Acknowledgments Regarding Dissemination of Email

e-centives may:  (a) utilize a filtering system or other means at its disposal from time to time for the purpose of removing from Client’s list of email addresses any address which, in the sole and reasonable discretion of e-centives could result in liability to or otherwise create the risk of negative publicity or other attention for e-centives or Client if such address were to receive an email through e-centives; and (b) if a disproportionate number of email addresses are governed by the preceding clause (a), or in the event that an ongoing email campaign results in an unusually high number of complaints, as determined by e-centives in its sole and reasonable discretion, e-centives may halt such campaign or take such other action as the parties mutually agree in order to minimize the negative effects of such campaign, provided that in no event will e-centives be required to continue such activity to the extent it may result in liability to e-centives  reserves the right to refuse to send any email instructed by Client if in e-centives sole but reasonable discretion, such mailing is illegal, immoral, inappropriate for dissemination, would create liability of negative publicity to e-centives.  In connection with all of the foregoing, e-centives shall inform Client prior to its taking of any such action, or if not reasonably feasible to provide such prior notice, as soon as reasonably practicable after such action is taken.

7.4          Disclaimer

OTHER THAN AS EXPRESSLY SET FORTH HEREIN, E-CENTIVES DISCLAIMS ALL OTHER WARRANTIES OF ANY KIND, EXPRESS, IMPLIED, OR STATUTORY.

8.             Indemnification

8.1                               General

Each party shall indemnify, defend, and hold the other harmless from and against any and all claims, losses, liabilities, demands, damages and costs (including, without limitation, settlement costs, judgments, and the reasonable fees of attorneys’ and other professionals) arising from any claim alleging facts that would constitute a breach of such party’s representations or warranties under Section 7.

8.2                               Indemnification by e-centives.  e-centives shall indemnify, defend, and hold Client harmless from and against any and all claims, losses, liabilities, demands, damages and costs (including, without limitation, settlement costs, judgments and the reasonable fees of attorneys and other professional) arising from any claim alleging that the Services or any Deliverables furnished under this Agreement infringe or misappropriate any Intellectual Property Right of a third party arising under the laws of the United States, the United Kingdom, Germany, and any other country or territory where e-centives provides Services or Deliverables to Client (an “Infringement Claim”), or any claim that e-centives has used User Data outside the scope of this Agreement, except where the claim or suit arises out of or results from: (A) any enhancements to the e-centives products, Services, or Deliverables made in accordance with specifications received solely from Client, (B) Client’s use of the e-centives Services or Deliverables other than the most recent version of the e-centives Services or Deliverables, if such infringement or misappropriation would have been avoided by the use of the most recent version of the Services or Deliverables; (C) modification of the e-centives Services or Deliverables by any party other than Client, e-centives,  its subcontractors or agents; (D) the use of the e-centives Services or Deliverables other than in accordance with this Agreement, or (E) Client Content.  In the event of any Infringement Claim, e-centives will, at its sole expense and to the extent commercially reasonable: (i) obtain for Client the right to use the infringing Service or Deliverables; (ii) modify such Service or Deliverables in a manner that maintains existing functionality and does not give rise to an infringement claim; or (iii) substitute equivalent non-infringing Services or Deliverables that are reasonably equivalent to the infringing Service or Deliverables.

8.3          Indemnification by Client

Client shall indemnify, defend and hold e-centives harmless from and against any and all claims, losses, liabilities, demands, damages, and costs (including, without limitation, settlement costs, judgments and the reasonable fees of attorneys and other professionals) arising out of (i) any use of or access to the Client Sites by Client or by an authorized agent of Client;  (ii) any Client Content displayed in email sent by e-centives on behalf of Client or available through the Client Sites, or (iii) any use of Client Property by e-centives permitted under this Agreement (iv) the provision of any goods or services through the Client Sites or any claim that such goods or services constitute infringement or misappropriation of any valid third-party Intellectual Property Right; and (v) any of the exceptions in the preceding paragraph listed in clauses (A) through (E).

8.4                               Procedures

The parties shall provide the indemnification provided in this section provided that the indemnified party provides the indemnifying party with (i) prompt written notice of any claim covered under this section (“Covered Claim”), (ii) control over the defense and settlement of such Covered Claim using counsel reasonably acceptable to the indemnified party, and (iii) proper and full information and assistance to settle or defend any such Covered Claim.  The indemnified party shall be able to participate in the defense of the Covered Claim with counsel of its choice at its own expense, and the indemnifying party shall not enter into any settlement without the indemnified party’s written consent, which consent shall not be unreasonably withheld.

9.             Term and Termination

9.1                               Term

The initial term of this Agreement shall be for twelve (12) months, commencing on the Effective Date, and shall renew for successive one (1) year terms unless either party provides the other party with written notice of non-renewal sixty (60) days prior to the end of such initial or renewal term (“Renewal Notice Period”). If by the end of the Renewal Notice Period of the initial term, and after undertaking commercially reasonable efforts to reach a decision, Client is unable to provide notice of non-renewal, then Client may provide notice to e-centives that Client must defer its renewal decision (“Renewal Deferral”).  If Client provides notice of Renewal Deferral, then after the expiration of the initial term, e-centives shall continue to provide the Services in accordance with this Agreement provided Client shall pay to e-centives an amount equal to the year-one fees and charges, pro-rated based upon the additional sixty (60) day time period during which such Services are performed, in addition to all other fees due under this Agreement.  The time period during which Client must provide e-centives written notice of non-renewal shall be extended through the sixty day Renewal Deferral period. If no such notice is received by e-centives during the Renewal Deferral period, this Agreement shall automatically renew for the first renewal term commencing upon the completion of the Post-Termination Services period.

9.2                               Termination upon Default

A “Default” shall occur under this Agreement upon: (i) Client’s failure to pay any undisputed invoice and such failure remains uncorrected for ten (10) days after receipt of written notice that a payment is past due; (ii) either party’s insolvency, apparent inability to pay debts as they become due, or any filing of bankruptcy by or against either party or a general assignment for the benefit of its creditors; (iii) either party’s violation of any applicable laws, statutes, ordinances, codes or other legal requirements with respect to any Services that are not remedied within thirty (30) days after written notice thereof (or such shorter period as may be required by law); or (iv) either party’s failure to perform or observe any material term or condition of this Agreement and such failure remains uncured for more than thirty (30) days from the date of the non-breaching party’s written notice thereof.

Client may terminate this Agreement upon any Default by e-centives not cured after the required notice and thirty (30)-day cure period set forth in this Section by providing written notice of termination to e-centives not less than five (5) business days following the expiration of such cure period.

Upon any Default by Client of this Agreement not cured after expiration of any applicable notice and/or cure period set forth herein, e-centives may, in its sole discretion and without waiving any other rights or remedies available to it, do any or all of the following: (i) suspend Service to Client until such time as Client has corrected such noncompliance, including paying any amounts owed hereunder; or

(ii) terminate Service (either completely or only with respect to an affected Service) or this Agreement.  If e-centives suspends Service pursuant to this Section, in addition to any other charges due hereunder, Client shall pay e-centives any fees or other costs imposed on or incurred by e-centives to restart Service.

9.3                               Effect of Termination

9.3.1                     The provisions of Sections 3, 4, 5, 6, 7, 8, 9 and 13 will survive the termination of this Agreement for any reason, and upon such termination, Client shall pay e-centives for all Services performed and expenses incurred by e-centives prior to the effective date of termination in accordance with the provisions of Section 3.

9.3.2                     In the event of the natural expiration or any other termination of this Agreement neither Party shall make any claim or demand for future damages, whether direct, incidental, consequential, punitive or otherwise, on the basis that either Party had any expectation that this Agreement would be renewed or would continue beyond its stated initial or effective renewal Term(s).  Nothing in this paragraph shall affect either Party’s rights accruing up through the time of any termination or expiration.

9.3.3                     It is the intent of the parties that consumers shall have, subject to the SLA, ongoing and uninterrupted access to and use to all websites through which the Services are provided under this Agreement even in the event of the termination or expiration of this Agreement.  Therefore, notwithstanding anything in this Agreement or in any Statement of Work to the contrary, upon the termination or expiration of this Agreement, however occurring and even in the case of default or breach by any party (except in the case of non-payment of undisputed amounts by Client), the following provisions shall apply:

(a)                                  All websites shall remain active, accessible and usable by consumers following termination or expiration for a period of at least 60 days in order to allow for transition.  All of the applicable terms and conditions shall remain in effect during the transition period, including, without limitation, all licenses from e-centives to Client provided the parties shall separately negotiate a fee for the post-termination services, which fee shall be in accordance with e-centives ‘ standards rates and fees then in effect.

(b)                                 e-centives (and all successors and assigns) shall collect and deliver to Client, in such form as the parties may agree but in all events in industry standard formats that allow Client to transfer to, and use with, a third party, all Deliverables, Confidential Information, Client Intellectual Property, User Data, Client Content, and backups and archives of all the foregoing, and shall deliver them to

Client or to Client’s designee as soon as practicable but no later than forty-five (45) days after termination or expiration of this Agreement.  Client agrees to reimburse e-centives for reasonable and actual out-of-pocket expenses actually incurred (excluding the time of employees to comply with this provision).  e-centives further agrees that Client’s representatives may assist e-centives in this process, and e-centives agrees to reasonably cooperate with Client in all aspects of the transition.

(c)                                  To the extent that e-centives has control over any domain name or URL identifying websites used to provide Services to Client and to which Client has rights of ownership, e-centives shall execute such documents and take such other reasonable actions reasonably necessary to transfer those domain names and URLs to the ownership and control of Client.

10.          Use of Name

e-centives may use all Client Content, names, and logos for the purpose of performing under this Agreement.  e-centives may use Client’s name and logos in its general marketing and advertising initiatives, provided that e-centives complies with all Client trademark or logo usage specifications and guidelines and that all Client trademarks and logos appear with equal size and prominence as any other company logos used in such initiatives.  e-centives may disclose any of the terms of the business relationship with Client upon Client’s prior written approval, which approval shall not be unreasonably withheld.  Nothing in this Agreement shall constitute a license to use any trademark, service mark, trade name or logo.

11.          [*]

12.          Audit and Inspection

e-centives agrees that Client or its representatives shall have the right to enter into any premises of e-centives or its contractors with two (2) business days prior notice and during regular business hours for the purposes of verifying e-centives’ compliance with this Agreement and any Statement of Work hereunder.  Client shall have this right of audit and inspection at least once per calendar year, and as otherwise mutually agreed.  Client agrees to give e-centives at least ten (10) business days’ prior notice of its intent to exercise its rights hereunder.  Client agrees to perform the audit and inspections at its own costs and expense, and during e-centives’ normal business hours.  e-centives agrees to reasonably cooperate in all respects, and agrees to allow Client or its representatives to have access to and to copy such written or magnetically stored records and data as are reasonable necessary to complete the audit.  All materials copied in accordance with the provisions herein shall be considered Confidential Information, as further defined in this Agreement, and shall be returned to e-centives (with Client’s legal department retaining copies for record keeping purposes only, not to be shared with anyone outside the legal department) immediately after completion of the audit contemplated hereunder.

13.          General

13.1        Waiver and Amendment

No modification, amendment or waiver of any provision of this Agreement shall be effective unless in writing and signed by both parties.  No failure or delay by either party in exercising any right, power, or remedy under this Agreement, except as specifically provided herein, shall operate as a waiver of any such right, power or remedy.

13.2        Notice

All notices, demands, requests, or other communications which may be, or are required to be, given or served, or sent by any party to any other party pursuant to this Agreement shall be in writing and will be deemed to have been duly delivered or given when: (i) delivered by hand (with written confirmation of receipt) before 5:00 p.m. EST on a business day (or otherwise on the next succeeding business day); (ii) sent by facsimile before 5:00 p.m. EST on a business day (or otherwise on the next succeeding business day) and a written confirmation of the transmission is received by the sender; or (iii) the next business day after being deposited for delivery with a nationally recognized overnight delivery service, such as Federal Express, and addressed or sent, as the case may be, to the appropriate addresses or facsimile numbers set forth below:

To e-centives:	e-centives, Inc.
6901 Rockledge Drive
7th Floor
Bethesda, MD 20817
Attn: General Counsel
Fax: (240) 333-6250

To Customer:	[*]

With a copy to:	[*]

Each party may designate by notice in writing a new address, to which any notice, demand, request or communication may thereafter be so given, served or sent.

13.3        Independent Contractors

The parties are independent contractors.  Neither party shall be deemed to be an employee, agent, partner or legal representative of the other for any purpose and neither shall have any right, power or authority to create any obligation or responsibility on behalf of the other.

13.4                        Assignment

Neither party may assign or otherwise transfer any of its rights or obligations under this Agreement, without the prior written consent of the other party, unless such assignment is part of a merger, reorganization or sale of all or substantially all of the assigning party’s assets.

This Agreement is personal to e-centives, and e-centives shall not delegate, outsource, or subcontract all of its obligations without the express prior written permission of Client, which Client may grant or withhold in its sole discretion.  Any permitted delegee or subcontractor shall agree in a signed writing to be bound by all of the terms and conditions of this Agreement.  Notwithstanding the foregoing, e-centives shall be permitted, in its sole discretion and without Client’s consent, to hire suppliers, contractors, third-party service providers, and enter into other subcontracts in connection with the provision of the Services hereunder, but in all events e-centives shall remain primarily responsible to Client for the fulfillment of all Services and Deliverables required by this Agreement of any Statement of Work.

13.5                        Taxes

Each party agrees to pay, and to indemnify and hold the other party harmless from, any sales, use, excise, import or export, value added or similar tax or duty not based on each party’s net income, including any penalties and interest, as well as any costs associated with the collection or withholding thereof, and all governmental permit fees, license fees, and customs and similar fees levied upon the delivery by e-centives of the Services.

13.6        Severability

In the event that any provision contained in this Agreement, or the application of any such provision to either e-centives or Client, is held by an arbitrator or a court of competent jurisdiction to be contrary to any law or otherwise unenforceable, such provision shall be changed and interpreted so as to best accomplish the objectives of the original provision to the fullest extent allowed by law and the remaining provisions of this Agreement will remain in full force and effect.

13.7                        Force Majeure

Neither party shall be liable for any failure of performance hereunder due to causes beyond its reasonable control, including, but not limited to, acts of God,

fire, explosion, vandalism, cable cuts, storms or other similar catastrophes; any law, order, regulation, direction, action or request of the United States government, or of any other government, including state and local governments having jurisdiction over either of the parties, or of any department, agency, commission, court, bureau, corporation or other instrumentality of any one or more of said governments, or of any civil or military authority; national emergencies; acts of terrorism, insurrections, riots, wars, or strikes, lockouts, work stoppages or other labor disputes or difficulties.  Notwithstanding anything to the contrary set forth herein, Client agrees that payment obligations for Services provided hereunder shall not be subject to delay due to any event of force majeure.

13.8                        Cooperation

Each party shall cooperate with the other party by making available, as requested, information that is reasonably deemed necessary to accomplish its obligations and responsibilities of a party hereunder.

13.9                        No Third Party Beneficiaries

This Agreement inures to the benefit of e-centives and Client only and no third party shall have any rights hereunder.  None of the provisions of this Agreement shall apply or extend directly to the Client’s customers.

13.10                 Attorneys’ Fees

The prevailing party, as determined by a court or arbitrator of competent jurisdiction, shall be entitled to recover its reasonable attorneys’, witness, and other fees in any action to enforce or interpret any part of this Agreement (including fees on any appeal).  All such fees referenced herein shall only become payable after any action contemplated hereby becomes non-appealable.

13.11                 Entire Agreement

This Agreement, including all Schedules, Attachments, and Addenda, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, written or oral.

13.12                 Governing Law

This Agreement will be interpreted and construed in accordance with the laws of the State of New York, without regard to the conflict of law provisions thereof.

In Witness Whereof, the parties have caused this Agreement to be executed by a duly authorized representative as of the Effective Date first set forth above.

[*]	E-CENTIVES, INC.

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

Schedule A:          Statement of Work

Schedule B:          Pricing

Schedule C:          Service Level Agreement

Schedule D:          Client Authorized Personnel

Schedule E:           Media Buying

[*] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.